Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated September 4, 2026)	Registration No. 333-296644

STARFIGHTERS SPACE, INC.

5,223,879 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus of Starfighters Space, Inc. (the "Company") dated September 4, 2026 (the "Prospectus"), which forms a part of the Company's Registration Statement on Form S-1, as amended (Registration No. 333-296644).

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 9, 2026 (the "Current Report"). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of common stock have been trading on the NYSE American LLC under the symbol "FJET" since December 18, 2025. On October 13, 2026, the closing price of our shares of common stock was $1.46 per share.

The purchase of the securities offered by the Prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of the Prospectus entitled "Risk Factors" beginning on page 13 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus supplement is October 13, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2026

STARFIGHTERS SPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-43009	92-1012803
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

505 Odyssey Way, Suite 101
Kennedy Space Center, Florida, United States 32953
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (321) 261-0900

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	FJET	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 9, 2026, the Board of Directors of Starfighters Space, Inc. (the "Company") approved an amendment to the Amended and Restated Bylaws (the "Bylaws") of the Company by adding Section 1.13 Advance Notice Procedures under Article I - Meeting of Stockholders of the Bylaws, in order to establish advance notice procedures that stockholders will need to follow in connection with stockholder nominations of directors and submissions of proposals regarding other business at an annual or special meeting of stockholders of the Company.

A copy of the Amended and Restated Bylaws of the Company is attached as Exhibit 3.1 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
3.1	Amended and Restated Bylaws
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARFIGHTERS SPACE, INC.

DATE: October 9, 2026	By:	/s/ Tim Franta
Tim Franta Chief Executive Officer